Exhibit 99.1
450 Lexington Avenue : New York, NY 10017 : 800.468.7526

FOR IMMEDIATE RELEASE

CONTACT:
Stacy Slater
Senior Vice President, Investor Relations
800.468.7526
stacy.slater@brixmor.com

BRIXMOR PROPERTY GROUP NAMES MARK HORGAN
EXECUTIVE VICE PRESIDENT, CHIEF INVESTMENT OFFICER

NEW YORK, May 11, 2016 - Brixmor Property Group Inc. (NYSE: BRX) (“Brixmor” or the “Company”) announced today that it has named well-respected retail real estate veteran Mark Horgan as Executive Vice President, Chief Investment Officer, effective May 20, 2016. Mr. Horgan will have day-to-day oversight of acquisition and disposition activity and, together with Brixmor’s leasing, operations and redevelopment teams, will help drive the Company's capital allocation and portfolio strategy. Mr. Horgan succeeds Michael Hyun, who will step down from his role effective June 1, 2016 to pursue other professional opportunities.

Mr. Horgan currently serves as a Managing Director at Eastdil Secured, an industry leader in real estate investment banking, brokerage and advisory services, where he is a senior member of the retail team. Mr. Horgan brings over 18 years of retail real estate expertise having worked for and advised retail real estate companies in investment underwriting, investor sourcing and capital markets transactions. Prior to Eastdil Secured, Mr. Horgan held positions at Federal Realty Investment Trust and the Mills Corporation.

"Mark is an outstanding talent with deep and highly relevant experience in retail real estate at a transactional level," commented James Taylor, incoming Chief Executive Officer and President. "Having worked with him in many capacities over the last 18 years, I am excited to have Mark join a talented team of professionals at Brixmor. I am also extremely grateful to Michael for his exceptional professionalism and teamwork in effecting this transition."

Connect With Brixmor

•	For additional information, please visit www.brixmor.com;

•	Follow Brixmor on Twitter at www.twitter.com/Brixmor

•	Find Brixmor on LinkedIn at www.linkedin.com/company/brixmor.

About Brixmor Property Group
Brixmor owns and operates the nation's largest wholly owned portfolio of grocery-anchored community and neighborhood shopping centers, with 518 properties aggregating approximately 87 million square feet of gross leasable area located primarily across the top 50 U.S. metro markets. Brixmor leverages its national footprint, local market knowledge and operational expertise to support the growth of its retail tenants. The Company is focused on maximizing the value of its portfolio through strategic leasing and anchor space repositioning / redevelopment initiatives. Headquartered in New York City, the Company is the largest landlord to The TJX Companies and The Kroger Company.

Safe Harbor Language
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business, its financial results, its liquidity and capital resources

450 Lexington Avenue : New York, NY 10017 : 800.468.7526

and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

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